Exhibit 10

EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective as of August 1, 2018, between Modular Medical, Inc., a Nevada corporation (the “Company”), and Paul M. DiPerna (“Executive”) (each a “Party” and collectively the “Parties”).

               WHEREAS, Executive has been a retained consultant of Company since on or about July 24, 2017; and

               WHEREAS, the Parties hereto deem it to be in their best interests to formalize their relationship and to enter into an employment agreement whereby the Company will employ Executive pursuant to the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

                              1.            Employment. Upon the terms and subject to the conditions contained in this Agreement, the Company hereby employs Executive as the Chief Executive Officer and President of the Company, with responsibility for overseeing and directing all operations of the Company, subject to the authority and directives of the Company’s Board of Directors (the “Board”). Executive shall diligently and conscientiously devote his substantial time and attention to the discharge of his duties as Chief Executive Officer and President.

                                             1.1          Other Business Activities. Executive has disclosed to Company and Company acknowledges that Executive is currently involved in the other business activities described on Schedule 1.1 hereto (the “Disclosed Activities”). Company has determined that the Disclosed Activities do not currently conflict with the Company’s business plans or strategies, and Executive shall be permitted to continue to engage in the Disclosed Activities for the term of this Agreement; provided, however, that Company’s Board and Executive agree to periodically mutually review the Disclosed Activities and assess the impact, if any, of such activities on Executive’s duties pursuant to this Agreement. Nothing in this Agreement shall prohibit Executive from serving as a director of or investor in other business enterprises or non-profit entities so long as such activities do not materially conflict with Executive’s duties hereunder.

                              2.            Term. Subject to the severance provisions of Section 5 below, Executive’s employment with the Company shall initially be for a term of two years ending July 31, 2020 (“Termination Date”) and shall thereafter automatically renew for one-year terms unless either party terminates the Agreement with 90 days prior written notice of termination before the end of the then current term.

                              3.            Compensation.

                                             (a)          Base Compensation. Executive shall be paid base compensation of $300,000 annually, as follows: Executive shall receive a cash salary of $200,000 per year ($16,666.67 per month) (the “Cash Salary”), plus $100,000 per year payable in options for shares of the Company’s common stock valued at a $.66 per share price or a price determined by the Company’s Board in its sole discretion (the “Equity Salary”, and together with the Cash Salary, “Base Compensation”). Options shall not be struck at a exercise price lower than $.66. The Base Salary shall be payable less applicable deductions and withholding in normal installments and in accordance with the payroll practices of Company. Shares constituting the Equity Salary shall be issued to Executive in equal monthly installments on the first day of each month. Company shall make applicable tax withholdings for the Equity Salary from payments of Executive’s Cash Salary. Executive’s Base Compensation shall not be reduced without agreement of Executive.

1

                                             (b)          Equity or Cash Bonus. In addition to his Base Compensation, Executive shall receive an annual bonus equivalent to $300,000, payable at the discretion of the Company’s Board in its sole discretion either in stock options, shares of the Company’s common stock valued at $0.66 per share or a price determined by the Company’s Board (the “Equity Bonus”), or in cash. In the event the bonus is paid as an Equity Bonus, Company shall pay or reimburse Executive for all federal, state and or local tax obligations of Executive resulting from the issuance of the Equity Bonus.

                                             (c)          Benefits. During the period of employment, the Company shall provide Executive with such employee benefits as are provided by the Company generally to its executive employees. In additon, Company shall provide Executive at Company’s expense, or shall reimburse Executive, for appropriate telecommunications and internet service and devices as needed for Executive to perform his duties pursuant to this Agreement.

                                             (d)          Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by him in connection with his employment and in accordance with the Company policy, which requires reasonable evidence of expenditure.

                              4.            Indemnification Agreement. Contemporaneously herewith, Executive and Company have entered into an Indemnity Agreement whereby Company agrees to indemnify Executive on the terms as set forth therein. In addition, Company shall use commercially reasonable efforts to obtain a policy of officers and directors liability insurance covering all officers and directors of the Company with coverage as determined by the Board of Directors.

                              5.            Termination of Employment. Executive and the Company acknowledge and agree that either party may terminate Executive’s employment at any time, for any reason or no reason. Any termination shall be subject to the following provisions:

                                             (a)           Certain Definitions. As used herein, the following terms shall have the following definitions:

                                                             (i)          Good Reason. For purposes of this Agreement, “Good Reason” means: (A) a material reduction or adverse change in Executive’s title, position, duties or compensation without Executive’s prior express written consent; and (B) any other material breach by the Company of its obligations hereunder, which breach remains uncured for thirty (30) days following written notice to the Company of such breach, which notice specifies in reasonable detail the nature of such breach.

2

                                                             (ii)          Disability. For purposes of this Agreement “Disability” shall mean Executive’s complete inability to perform his duties as determined by the Executive’s physician, which inability continues for more than one hundred eighty (180) consecutive days; provided, however, that in the event any disability income policy maintained by the Company contains a definition of “permanent disability” which requires a greater period of continuous inability to perform services, such definition shall control.

                                                             (iii)          Cause. For the purposes of this Agreement, Cause shall mean: (i) Executive’s conviction of a felony or similar crime causing material harm to the standing and reputation of the Company; or (ii) Executive’s dishonesty or fraud that causes material harm to the Company; (iii) Executive’s gross negligence or ongoing neglect in the performance of his duties as Chief Executive Officer; or (iv) Executive’s fiscal or fiduciary malfeasance.

                                             (b)          Voluntary Termination. Executive may resign or otherwise terminate his employment at any time by giving the Company 30 days’ prior written notice of such resignation, including an intended last day of employment. Any such resignation by Executive other than a resignation for Good Reason shall be a Voluntary Termination. A Voluntary Termination shall be effective, at the Company’s sole election, on either the date that Executive provides notice of the termination or the Company provides notice of termination or on the date that Executive or the Company provides as the intended last day of employment (the period from the notice to the last day referred to as the “Notice Period”), or at any time during the Notice Period. The Company shall pay Executive his Base Compensation through the period ending on the effective date of termination.

                                             (c)           Severance. Executive shall be entitled to “Severance”, which shall mean that Executive shall have the right to receive the following:

                                                             (i)          Termination by the Company Without Cause or by Executive With Good Reason other than in conjunction with a Change of Control. If the Company terminates Executive’s employment without Cause or Executive resigns with Good Reason, then Company shall Pay Executive a lump sum cash payment equal to the sum of Executive’s annual Base Compensation.

                                                             (ii)           Termination With Cause. In the event of termination for Cause, the Company shall not be obligated to make and shall not make any severance payment. Executive will be provided only Base Compensation earned through the last date of employment.

                                                             (iii)          Termination Due to Death/Disability other than in conjunction with a Change of Control. In the event of termination due to death or Disability, Executive or his legal representative shall be entitled to any Base Compensation earned through the last date of employment. In addition, Executive will remain eligible for all applicable benefits relative to death or disability pursuant to the plans, if any, in place at the time.

3

                              6.          Change of Control.

                                             (a)          Definition. For purposes of this Agreement, “Change of Control” means the removal of Executive as Chief Executive Officer or Board Chair as the result of the occurrence of any of the following events: (A) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (B) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any then currently existing shareholder as of the Change of Control date, becoming the “beneficial owner” (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities but in no event shall the completion of an offering (i) of the Company’s Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission in the Company’s initial public offering or (ii) a private offering of shares of the capital stock of the Company constitute a Change of Control; or (C) a merger or consolidation of the Company with any other corporation or entity not affiliated with any currently existing shareholder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. ; and (D) the engagement of a new Chief Executive Officer of the Company.

                                             (b)          Payment to Executives. In the event of a Change of Control, within 60 days of the date the Change of Control occurs, Executive shall be paid by the Company or its successor in interest a lump sum cash payment equal to the sum of Executive’s annual six month’s Base Compensation Cash Salary.

                              7.            Non-Hire; Non-Solicitation. During the term of employment and for a one-year period commencing on the Termination Date, Executive covenants and agrees as follows:

                                                             (i)          Non-hire/non-solicitation of employees. Executive shall not hire any officer, director, executive or employee of the Company who is employed or otherwise engaged by the Company or has been employed or otherwise engaged by the Company during the previous 6 months, nor shall Executive solicit or attempt to solicit any such person to leave his or her employment or engagement with the Company.

                                                             (ii)          Customer non-interference/non-solicitation. Executive shall not, directly or indirectly, interfere with any contract, relationship, potential contract or potential relationship between the Company and any customer, client, business or potential customer, client or business.

                                                             (iii)          Non- solicitation of suppliers. Executive also agrees and covenants that he shall not divert or attempt to divert from the Company, any Company supplier or vendor.

4

                              8.            Other Agreements. Executive represents and warrants that the execution and delivery of this Agreement and the performance of all the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or trust. Executive has not entered into and shall not enter into any agreement, either written or oral, in conflict with this Agreement. Executive represents that he has not brought and will not bring with him to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public, unless express written authorization from such employer for their possession and use has been obtained. Executive further understands that he is not to breach any obligation of confidentiality that he has to any employer or former employer and agrees to fulfill all such obligations during the period of his affiliation with the Company.

                              9.            Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

                              if to the Company, to:

                                             Modular Medical, Inc.

                                             _____________________

                                             Attention: ____________

and if to Executive, to Executive’s address on the books or records of the Company, or to such other address as the Party to whom notice is to be given may have furnished to each other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier, (ii) on the Business Day (as hereinafter defined) after dispatch if sent by nationally-recognized, overnight courier and (iii) on the fifth Business Day after dispatch if sent by mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in California are not required to be open.

                              10.          Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by both parties hereto.

                              11.          Assignment Successors: Benefits of Agreement. This Agreement is personal in its nature and neither Party hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company shall have the right to assign its rights hereunder to any subsidiary or affiliate of the Company or a successor to all or substantially all of the Company’s business as part of a merger with, or acquisition of the Company by, another business entity. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators and successors and permitted assigns of the parties hereto.

5

                              12.          Waiver of Breach. A waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

                              13.          Counterparts: Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Headings said herein are for convenience of reference only and are not to affect the interpretation of this Agreement.

                              14.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

                              15.          Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                              16.          Remedies. Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE	COMPANY

MODULAR MEDICAL, INC., a
Nevada corporation
PAUL M. DIPERNA

By:
Paul M. DiPerna
Chief Executive Officer

Approved by the Board of Directors:

Morgan Frank, Director

6

Schedule 1.1

Disclosed Activities

1.	National Cardiac, Inc.: Executive is the Chief Executive Officer and a member of the Board of Directors, and holds a minority ownership stake in the company. The company is developing a low cost external heart monitor.

2.	Fuel Source Partners, LLC: Executive is the sole owner and manager of this limited liability company, which acts primarily as an investment vehicle for Executive. Executive expends approximately one hour per week on Fuel Source Partners business.

3.	Patient Focused Innovation Partners, LLC (“PFIP”): PFIP is a limited liability company of which Executive is one of three owner members; Executive is also a co-Manager. The company has developed technology for weight-loss treatments and has several pending patent applications. The company currently has no operations other than managing its patent applications. Executive expends less than one hour per month on PFIP business.
7